Exhibit 99.1

Bsquare Reports Third Quarter 2009 Results

BELLEVUE, WA, November 5, 2009 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the third quarter and the nine months ended September 30, 2009. Total revenue for the quarter was $16.4 million, up 1% from $16.2 million in the prior year. Total revenue for the first nine months of 2009 was $49.2 million, up 1% from $48.7 million in 2008.

The Company reported net income for the quarter of $71,000, or $0.01 per diluted share, down from the prior year in which the Company reported net income of $1.1 million, or $0.11 per diluted share. The current quarter benefited from the reversal of an accrued legal fees liability of $534,000, or $0.05 per diluted share, as a result of the Court’s final approval of a settlement agreement in the Company’s class action securities litigation, whereas the year-ago quarter benefited from a $300,000 patent sale, or $0.03 per diluted share. For the first nine months of 2009, the Company reported net income of $329,000, or $0.03 per diluted share, compared to net income of $2.3 million, or $0.23 per diluted share, in 2008. TestQuest results negatively affected the bottom-line for the quarter in the amount of $441,000, or $0.04 per diluted share, and $967,000, or $0.09 per diluted share, for the first nine months of 2009 (no effect in prior year).

The Company’s EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) was $477,000 for the quarter, the 12th consecutive positive quarter, compared to $1.6 million in the prior year. The Company’s EBITDAS was $1.5 million for the first nine months of 2009, compared to $3.7 million in the prior year.

Brian Crowley, Bsquare’s chief executive officer, commented on the third quarter’s results, “Operating results were mixed and came in under our expectations; primarily due to difficulties we encountered closing TestQuest sales in the quarter and overruns we experienced on the Ford program. Regarding the Ford program, we are in a critical stage of the program and in our efforts to support Ford’s release schedule, we expended, and expect to expend, more time than we anticipated which negatively impacted our results. We are currently in discussion with Ford to modify our fee agreement to cover the additional time but there can be no guarantees that we will be successful. On a positive note, our efforts to boost third-party software sales bore positive results in the quarter as our sales were up sequentially which ended several consecutive quarters of declines.”

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Key Results, Achievements and Events

Recently, the Company:

•

Entered into a distribution agreement with Microsoft Corp. under which Bsquare will become the first distributor of the Windows Mobile family of operating systems. Bsquare will sell Windows Mobile internationally, along with the Company’s Windows Mobile-related product and service offerings;

•

Was named Enterprise Partner of the Year at the Microsoft Windows Embedded Channel Summit in the POS/Kiosk/ATM category for its innovative work with the Coca-Cola® Freestyle® soda-dispensing machine built on the Windows Embedded CE platform;

•	Delivered the first Windows embedded CE 6.0 R3 Board Support Package for the Texas Instruments OMAP(TM) 3 platform;

•

Announced it will distribute McAfee Embedded Security(TM) software formerly sold by Bsquare as Solidcore S3 Control Embedded. Bsquare will continue to add value to Bsquare’s OEM customers with this offering, while benefiting from the global brand recognition and resources offered by McAfee;

•

Extended Bsquare’s TestQuest automated testing solution to provide support for the S60 platform allowing TestQuest to be used with devices from manufacturers including Nokia, Samsung and Sony Ericsson; and

•	Became an Authorized Reseller of Microsoft’s Visual Studio 2008 Professional Edition with MSDN Embedded subscriptions and renewals, a new product offering within Microsoft’s MSDN subscription program.

Revenue Results

Sales of third-party software were $8.9 million for the quarter compared to $7.9 million in the prior year, representing an increase of 13%. The increase was attributable to growth in Microsoft licensing revenue driven by an increase in average sales per customer, and to a $640,000 Flash licensing sale. Third-party software sales were $22.9 million for the first nine months of 2009 compared to $27.0 million in 2008. A decrease in Microsoft license sales drove the nine-month decrease, which resulted from a drop in customer order volumes attributable to the economic slowdown in the first six months of this year, and the effect of a one-time $1.3 million order that benefited the first quarter of 2008.

Proprietary software revenue was $947,000 for the quarter compared to $831,000 in the prior year, representing an increase of 14%. TestQuest product and support revenue of $273,000, compared to

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

none in the prior year, drove the increase. Proprietary software revenue was $3.1 million for the first nine months of 2009 compared to $2.4 million in 2008. TestQuest product and support revenue of $1.3 million, compared to none in the prior year, drove the nine-month increase, which was partly offset by a $752,000 decline in service contract royalties.

Commenting on software sales for the quarter, Mr. Crowley said, “I was very happy to see the sequential increase in third-party software sales this quarter, particularly Microsoft licensing. This has been the area of our business most affected by the economy and I’m hoping this is a precursor of better things to come. I was very disappointed in our TestQuest product sales this quarter. We entered the quarter expecting a modest sequential increase, but instead we saw a substantial decline in license sales. After analyzing the shortfall, I am convinced that the market opportunity for the product remains strong, and that the shortfall is attributable to a combination of challenging economic conditions and several sales execution issues that we have identified and are addressing.”

Service revenue was $6.5 million for the quarter, down 13% compared to $7.5 million in the prior year driven by declines in both North America and Asia Pacific (APAC) service revenue. The Ford project accounted for $3.3 million in service revenue in the quarter, compared to $2.5 million in the prior year. Despite the increase in Ford service revenue, total North America service revenue declined 10% year-over-year due largely to macro economic conditions, which drove a 17% decline in project count and a 16% decline in customer count. Further, revenue from one historically large customer fell $663,000 compared to the year-ago quarter. In the second quarter of 2009, the Company modified its project fee structure with Ford from straight time-and-materials to time-and-materials with a cap and, consequently, modified its accounting method for the remainder of the project to percentage-of-completion accounting. During the quarter, the Company experienced, and expects to experience, significant project overruns on the Ford project, which had the effect of reducing recognized revenue on a percent complete basis. The project overruns also had a significant negative impact on service gross profit and gross margin in the quarter. APAC service revenue declined $307,000, or 36%, year-over-year due to poor economic conditions. Service revenue increased 20% to $23.2 million for the first nine months of 2009 compared to $19.3 million in 2008 driven by the Ford project. Ford service revenue was $13.6 million for the first nine months of 2009, compared to $2.7 million in 2008.

“I was pleased with the roughly $500,000 sequential increase in our APAC service revenue. Our APAC service revenue has been particularly hard-hit by the economic downturn and it is encouraging to see signs of recovery as customers look to start new device projects,” continued Mr. Crowley. “Unfortunately, the positive impact from APAC was offset by lower-than-expected Ford revenue due to the overruns. As I mentioned earlier, we are in dialogue with Ford to obtain additional funds to account for the extra resources we have applied to the program. Any additional funds would benefit revenue in Q4 and for the remainder of the project.”

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Gross Profit and Gross Margin Results

Overall gross profit was $3.4 million for the quarter, or 21% of total revenue, as compared to $4.4 million, or 27% of total revenue, in the prior year, with the gross profit decline attributable to a $1.4 million decline in service gross profit due largely to the Ford project. The overall gross margin decline was driven by a 16 percentage point decline in service gross margin. Third-party software margin was 17% for the quarter compared to 15% in the prior year. Proprietary software gross margin was 84% this quarter, down from 97% in the prior year due to amortization of intangible assets associated with the TestQuest acquisition. Service gross margin was 17% for the quarter, compared to 33% in the prior year. The service gross margin decline was primarily attributable to the Ford project overruns. Overall gross profit was $12.2 million, or 25% of total revenue, for the first nine months of 2009 compared to $12.7 million, or 26% of total revenue, in 2008. The decline in overall gross profit and margin for the nine-month period was driven by the same factors impacting this quarter.

Operating Expenses

Total operating expenses were $3.3 million for the quarter compared to $3.6 million in the prior year. This quarter’s operating expenses benefited from the reversal of an accrued legal fees liability in the amount of $534,000, without which operating expenses would have increased $238,000. TestQuest-related operating expenses of $589,000, compared to no related expense in the prior year, accounted for the increase, offset in part by a decline in selling, general and administrative expense. Total operating expenses were $12.0 million for the first nine months of 2009 as compared to $10.8 million in 2008. TestQuest-related operating expenses of $1.9 million drove the increase, partly offset by the reversal of the accrued legal fees liability. Scott Mahan, Bsquare’s chief financial officer, commented on operating expenses, “This quarter benefited from the reversal of our securities class action legal reserve. On October 6, 2009, the Court approved final settlement of this litigation, which has been ongoing since 2001, at which point we determined the legal liability was no longer probable as of September 30, 2009, and therefore, no longer necessary. Under the settlement, the Company itself bears no financial obligation; rather, the Company’s insurers will pay all costs. While the settlement is subject to appeal, we have no reason to believe that our ultimate financial obligation would be impacted materially as a result of the appeals process.”

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Cash and Investments

The Company’s cash, cash equivalents and investments, both short and long-term, increased by $3.8 million to $15.6 million at September 30, 2009, as compared to $11.8 million at June 30, 2009 ($900,000 of the September 30 and June 30 balances were restricted). The increase was driven largely by the collection of $4.1 million in accounts receivable from Ford which were past due as of June 30, 2009.

Conference Call

Management will host a conference call today, November 5, 2009, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 877-941-1428, or 480-629-9665 for international callers, and reference “BSQUARE Corporation Third Quarter 2009 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 4173762. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare

Bsquare is an industry leader with a proven track record in providing production-ready software products and engineering services to the smart device market. For more information, visit www.bsquare.com.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to our projected financial results, future and potential sales, or projects, expected results of our negotiations with Ford, and expectations for our TestQuest products. All of the statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from such statements. There can be no assurance that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include: whether we are able to maintain our existing favorable relationships with Microsoft Corporation and Ford Motor Company; risks, uncertainties and changes in financial condition; our ability to execute our product strategies for TestQuest and other products; intellectual property risks; and risks associated with our international operations. Therefore, all forward-looking statements should be considered in light of various important factors including, but not limited to, the risks and uncertainties listed above. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those indicated in any forward-looking statements.

# # #

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Contacts:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

Scott Mahan, CFO

Bsquare Corporation

(425) 519-5900

investorrelations@bsquare.com

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,475	$7,703
Accounts receivable, net of allowance for doubtful accounts of $195 at September 30, 2009 and $198 at December 31, 2008	12,092	10,726
Prepaid expenses and other current assets	675	703

Total current assets	23,242	19,132
Long-term investments	4,199	4,679
Equipment, furniture and leasehold improvements, net	796	981
Intangible assets, net	1,639	1,975
Restricted cash	900	900
Other non-current assets	90	91

Total assets	$30,866	$27,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,046	$2,925
Other accrued expenses	4,242	3,057
Accrued compensation	1,592	1,636
Accrued legal fees	—	534
Deferred revenue	1,492	355

Total current liabilities	10,372	8,507
Deferred rent	329	309
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,135,096 shares issued and outstanding at September 30, 2009 and 10,082,654 shares issued and outstanding at December 31, 2008	123,292	122,660
Accumulated other comprehensive loss	(786)	(1,048)
Accumulated deficit	(102,341)	(102,670)

Total shareholders’ equity	20,165	18,942

Total liabilities and shareholders’ equity	$30,866	$27,758

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008 (2)
Revenue:
Software	$9,876	$8,716	$25,999	$29,392
Service	6,523	7,486	23,191	19,294

Total revenue	16,399	16,202	49,190	48,686

Cost of revenue:
Software	7,561	6,747	19,598	22,983
Service (1)	5,436	5,022	17,353	13,008

Total cost of revenue	12,997	11,769	36,951	35,991

Gross profit	3,402	4,433	12,239	12,695
Operating expenses:
Selling, general and administrative (1)	2,426	3,006	8,821	8,998
Research and development (1)	906	622	3,208	1,827

Total operating expenses	3,332	3,628	12,029	10,825
Gain on sale of patents	—	300	—	300

Income from operations	70	1,105	210	2,170
Interest and other income, net	22	58	126	306

Income before income taxes	92	1,163	336	2,476
Income tax expense	(21)	(16)	(7)	(143)

Net income	$71	$1,147	$329	$2,333

Basic income per share	$0.01	$0.11	$0.03	$0.23

Diluted income per share	$0.01	$0.11	$0.03	$0.23

Shares used in calculation of income per share:
Basic	10,126	10,039	10,108	10,009

Diluted	10,265	10,103	10,244	10,251

(1) Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue - service	$68	$94	$210	$321
Selling, general and administrative	107	250	389	717
Research and development	10	14	23	59

Total stock-based compensation expense	$185	$358	$622	$1,097

(2)	Restated. See Item 1 of Part I, “Financial Statements – Note 8 – Restatement of Financial Information (Unaudited) of our September 30, 2009 Quarterly Report on Form 10-Q, for related discussion.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008(2)
EBITDAS:
Net income (loss) as reported (3)	$71	$1,147	$329	$2,333
Income tax (benefit) / expense	21	16	7	143
Interest and other income	(22)	(58)	(126)	(306)
Depreciation and amortization	222	138	705	403
Stock-based compensation expense	185	358	622	1,097

EBITDAS (1)	$477	$1,601	$1,537	$3,670

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation and amortization, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including as an indirect measure of operating cash flow.
(2)	Restated. See Item 1 of Part I, “Financial Statements – Note 8 – Restatement of Financial Information (Unaudited) of our September 30, 2009 Quarterly Report on Form 10-Q, for related discussion.
(3)	Net income as reported included the benefit of a non-cash $534,000 reversal of a legal fees accrual during the three and nine months ended September 30, 2009, and a $300,000 gain on the sale of patents during the three and nine months ended September 30, 2008.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |   TOLL-FREE: 1.888.820.4500  |   MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.